[LOGO]


                       N E W S   R E L E A S E

For Immediate Release

Contact:  HemaCare Corporation
          JoAnn Stover, Director of Investor Relations
          877-310-0717
          www.hemacare.com

RELEASE DATE:  May 15, 2003

          HEMACARE REPORTS FIRST QUARTER FINANCIAL RESULTS
   _______________________________________________________________

     LOS  ANGELES - - - - HemaCare Corporation  (OTC Bulletin  Board:
HEMA.OB) today announced first quarter 2003 revenue of $6,931,000, an increase of 10% compared to the same period of 2002. Net income in the first quarter of 2003 was $8,000, or $0.00 per share basic and diluted, compared to a loss of $138,000, or $0.02 per share basic and diluted, in the first quarter of 2002.

     The Company's revenue from its blood products segment increased by 13% during the first quarter of 2003 compared to the same period of 2002. The gross profit margin from blood products increased to 5% of revenue in the first quarter of 2003 compared to 3% in the same period last year. The increase in revenue and gross profit margins was primarily due to increased collections and higher pricing for red cells in the California mobile program. During the first quarter of 2003, revenue from this program increased 52% to $1.8 million, and the gross profit margin increased to 13% of revenue, compared to a loss during the first quarter of 2002. The improvement in the Cali-fornia mobile operations was partially offset by $289,000 of losses from the Company's new blood management programs, a reduction in Cali-fornia platelet collections associated with the conversion from a paid to volunteer donor program and low collection volumes in some of the Company's mature blood products programs.

     Revenue from blood services increased 3% in the first quarter of 2003 compared to the same period of 2002, as the Company provided 2% more therapeutic apheresis procedures at higher prices per procedure. Gross profit margins improved to 36% for the quarter ended March 31, 2003, compared to 33% in the first quarter of 2002.

                                - more -

     Commenting on the first quarter financial results, Judi Irving, HemaCare's President and Chief Executive Officer, said, "We are pleased to report our second consecutive quarter of profitability and the successful transition to volunteer donors at our Sherman Oaks facility which improved our competitive position in local markets. We are continuing our efforts to achieve consistent profitability by increasing our volume of blood products and improving operating efficiencies."

     Separately, the Company also announced that it will hold its annual shareholders' meeting on August 13, 2003, for shareholders of record on June 16, 2003.

     HemaCare will be holding an interactive investor conference call on Thursday, May 15, 2003 at 4:30 pm (Eastern Time). Jay Steffenhagen, Chairman, Judi Irving, President and CEO, and David Fractor, CFO, will review first quarter 2003 financial results. To participate in the call, please call 800-309-8563 and ask to join HemaCare's first quarter earnings conference call. A recording will be available immediately following the call through midnight, May 20, 2003 that can be replayed by calling 800-642-1687, ID number 429980. A webcast of the conference call will also be available via our website (www.hemacare.com) as well as through Street Events (www.streetevents.com) and going to the Individual Investor Center.

                     About HemaCare Corporation

      Founded in 1978, HemaCare is a national provider of blood products and services and the only publicly traded company engaged in the blood services industry in the U.S. HemaCare is licensed by the FDA and accredited by the American Association of Blood Banks. The Company focuses on providing cost effective, high quality solutions to the blood-related needs of U.S. hospitals.


This press release contains "forward-looking statements" within the meaning of the term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the
Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined the forward-looking statements contained herein. The Company undertakes no obligation to publicly release any revision to these forward-looking statements made to reflect events or circumstances after the date hereof.

                      (Financial Table Follows)

                           HEMACARE CORPORATION
                       CONDENSED CONSOLIDATED DATA




                                       Three Months Ended March 31,
                                               (Unaudited)
                                           2003           2002
                                       ------------   -------------
STATEMENTS OF OPERATIONS

Revenues                               $ 6,931,000    $ 6,321,000
                                       ============   ============
Income (loss) before income taxes      $    14,000    $  (219,000)
                                       ============   ============
Net income (loss)                      $     8,000    $  (138,000)
                                       ============   ============
Basic and diluted per share amounts    $         -    $     (0.02)
                                       ============   ============
Weighted average shares outstanding -
  basic                                  7,751,000      7,591,000
                                       ============   ============
Weighted average shares outstanding -
  dilutive                               7,834,000      7,591,000
                                       ============   ============


                                       March 31, 2003  December 31, 2002
                                        (Unaudited)
                                       --------------  -----------------

BALANCE SHEETS

Assets
------
Cash and marketable securities         $  1,206,000    $ 1,048,000
Other current assets                      5,987,000      6,424,000
Non-current assets                        6,027,000      5,983,000
                                        ------------   ------------
Total assets                            $13,220,000    $13,455,000
                                        ============   ============

Liabilities and Shareholders' Equity
------------------------------------
Current liabilities                    $ 3,976,000     $ 3,998,000
Long-term liabilities                    1,149,000       1,370,000
Shareholders' equity                     8,095,000       8,087,000
                                       ------------    ------------
Total liabilities and shareholders'
equity                                 $13,220,000     $13,455,000
                                       ============    ============

                               ###